LEASE PURCHASE AND SALE AGREEMENT

THIS AGREEMENT made this 29th day of May, 2007.

BETWEEN:

FOX PETROLEUM INC., whose address is

64 Knightsbridge, London, UK SW1X 7JF

(hereinafter called “Fox Inc.”)

AND:

Fox Petroleum L.L.C., whose address is

1785 E. Sahara Avenue, 290 – 272. Las Vegas, NV 89104

(hereinafter called “Fox L.L.C.”)

WHEREAS:

A.	Fox L.L.C. is the beneficial owner of certain oil and gas lease assets located onshore in the North Slope of Alaska; and
B.	Fox Inc. wishes to purchase from Fox L.L.C. and Fox LLC wishes to sell to Fox Inc. those oil and gas lease assets on the terms and conditions as described in this Agreement;

NOW THEREFORE this Agreement witnesseth that, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Fox Inc. and Fox L.L.C., the parties covenant and agree with each other as follows:

1.	DEFINITIONS
1.1	In this Agreement:
(a)	“Agreement” means this lease purchase and sale agreement including attached Schedule “A” and Schedule “B”
(b)	“Assets” means the Petroleum and Natural Gas Rights and Leases described in Schedule “A” of this Agreement;

(c)	“Closing Date” means five business days after the effective date of the assignment of the Leases have been registered by the Land Administration System in the name of Fox Inc.;
(d)	“Lands” means the lands described in Schedule “A” of this Agreement;
(e)

“Leases” means collectively the leases, reservations, permits, licenses, or other documents of title described in Schedule “A” of this Agreement, including any renewals or extensions thereof, by virtue of which the holder is entitled to enter, access, drill for, win, take, own or remove the leased substances within, on or under the Lands;

(f)

“oil and gas” includes all minerals and hydrocarbon substances regardless of gravity or phase (including coal and coalbed gas) including, but not limited to condensate, helium, hydrogen, nitrogen and other gases;

(g)	“Petroleum and Natural Gas Rights” means the entire legal interest of Fox L.L.C. in and to the Leases.
2.	INTERPRETATION
2.1	The headings of the clauses of this Agreement are inserted for convenience of reference only and shall not affect the meaning or construction of the Agreement.
2.2

Whenever the singular or masculine or neuter is used in this Agreement, they shall be interpreted as meaning the plural or feminine or body politic or corporate, and vice versa, as the context requires.

2.3

If there is any conflict or inconsistency between the provisions of this Agreement and those of a schedule attached hereto, the provisions of this Agreement shall prevail. If any term or condition of this Agreement conflicts with a term or condition of any Lease, or the requirements of any governmental authority or agency having jurisdiction, then the term or condition of such Lease or governmental authority or agency shall prevail and this Agreement shall be deemed to be amended to the extent required.

3.	PURCHASE AND SALE AND CLOSING DATE
3.1

Fox Inc. hereby agrees to purchase the Assets from Fox L.L.C. and Fox L.L.C. hereby agrees to sell the Assets to Fox Inc. for a purchase price of 20,000,000 common restricted shares of Fox Inc. (the “Shares”).

3.2	On the Closing Date, Fox Inc. shall transfer the Shares to Fox L.L.C. or such other person as FOX L.L.C. may direct in writing prior to the Closing Date.
3.3

Fox L.L.C. will deliver to Fox Inc. a combined 100% working interest in the Assets, which shall be free and clear of any liens or encumbrances save and except for a royalty to the State of Alaska of 16.66667% and a private royalty equal to five percent (5%) as provided for in the Leases.

4.	CONVEYANCE AND ASSIGNMENT OF LEASES
4.1

Fox L.L.C. shall deliver to Fox Inc. prior to the Closing Date a General Conveyance: Assignment of Leases, substantially in the form attached as Schedule “B” to this Agreement and Fox Inc. and Fox L.L.C. shall execute the General Conveyance: Assignment of Leases on or effective the Closing Date.

4.2

Fox L.L.C. shall cause the registered owners of the Assets to execute any instrument necessary to transfer legal ownership of the Assets to Fox Inc. and shall provide copies of such instruments to Fox Inc. Fox L.L.C. shall also provide at or after the Closing Date, any specific assignments, transfers or further assurances as Fox Inc. may reasonably require to obtain title to any Assets purchased herein, but no such documents shall require Fox L.L.C. to assume or incur any obligation, or to provide any representation or warranty, beyond that contained in this Agreement. Fox L.L.C. shall co-operate with Fox Inc. as reasonably required to secure execution of such documents by parties other than Fox L.L.C. and Fox Inc.

4.3

All costs incurred in registering any conveyances and assignment of title to the Assets, and all costs of preparing and registering any further assurances required to convey the Assets, shall be borne by Fox Inc.

5.	FOX L.L.C.'S REPRESENTATIONS
5.1	Fox L.L.C. represents and warrants to Fox Inc. that:
(a)

Fox L.L.C. is, and at the Closing Date shall continue to be, a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and duly registered and authorized to carry on business in all jurisdictions where the Lands are located;

(b)	All necessary corporate action has been taken by Fox L.L.C. to authorize the execution, delivery and performance of this Agreement;
(c)

This Agreement has been duly executed and delivered by FOX L.L.C. and, if properly executed and delivered by Fox Inc., constitutes a valid and binding obligation of Fox L.L.C. enforceable in accordance with its terms, and subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, liquidation, reorganization or other laws of general application relating to or affecting rights of creditors;

(d)

Fox L.L.C. has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of this transaction for which Fox Inc. shall have any obligation or liability;

(e)

To the best of the information, knowledge and belief of Fox L.L.C., there are no claims, proceedings, actions or lawsuits in existence, contemplated or threatened against or with respect to the Assets or the interests of Fox L.L.C. therein;

(f)	To the best of the information, knowledge and belief of Fox L.L.C., all royalties and rentals due under the said Leases and payable by Fox L.L.C. have been properly and timely paid; and
(g)

Fox L.L.C. has not encumbered or alienated its interest in the Assets, and the Assets are now, and will be at the Closing Date, free and clear of all liens, encumbrances and adverse claims created by, through or under Fox L.L.C. except as and if set forth in Schedule “A” to this Agreement. Except as expressly stated in this sub-clause, FOX L.L.C. does not make or give any representation or warranty as to its title to the Assets.

5.2

The representations and warranties of Fox L.L.C. in this clause 5 shall survive the Closing Date and not be merged in any conveyances or other documents provided pursuant to this Agreement, provided that no claim may be made by Fox Inc. against Fox L.L.C., its successors or assigns, pursuant to or based in any way upon any of these representations and warranties unless written notice thereof with reasonable particulars shall have been provided by Fox Inc. to Fox L.L.C. within two (2) years of the Closing Date.

6.	FOX INC.'S REPRESENTATIONS
6.1	Fox Inc. represents and warrants to and with Fox L.L.C. that:
(a)

Fox Inc. is, and at the Closing Date shall continue to be, a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and duly registered and authorized to carry on business in all jurisdictions in which the Lands are located;

(b)	All necessary corporate action has been taken by Fox Inc. to authorize the execution, delivery and performance of this Agreement;
(c)

This Agreement has been duly executed and delivered by Fox Inc. and, if properly executed and delivered by Fox L.L.C., constitutes a valid and binding obligation of Fox Inc. enforceable in accordance with its terms, and subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, liquidation, reorganization or other laws of general application relating to or affecting the rights of creditors; and

(d)

That Fox Inc. is relying upon its own investigations concerning the tile to and fitness of the Assets and is not relying upon any representations, warranties or statements in any form of Fox L.L.C. except those contained in sub-clause 5.1(g) of this Agreement.

(e)	Fox Inc. is a reporting issuer under the Securities Exchange Act of 1934;
(f)

Fox Inc. is in compliance with and is not in default or violation of (and has not received any notice of non-compliance, default or violation with respect to) any law, rule, regulation, order, judgment or decree applicable to Fox Inc. or by which any of its respective properties is bound or affected, and Fox Inc. is not aware of any such non-compliance, default or violation thereunder;

(g)

Fox Inc. has timely filed and made available to the Company all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by Fox Inc. with the SEC (collectively, the “Fox Inc. SEC Reports”). Fox Inc. SEC Reports, including all forms, reports and documents filed by Fox Inc. with the SEC after the date hereof and prior to the Closing, (i) were and, in the case of Fox Inc. SEC Reports filed after the date hereof, will be prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by Fox Inc. with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Fox Inc. SEC Report or necessary in order to make statements in such Fox Inc. SEC Reports, in light of the circumstances under which they were and will be made, not misleading;

(h)

Each of the consolidated financial statements (including in each case, any related notes and schedules), contained in Fox Inc. SEC Reports, including any Fox Inc. SEC Reports filed after the date of this Agreement, complied or will comply, as of its respective date, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of Fox Inc. as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate; and

(i)

The chief executive officer and chief financial officer of Fox Inc. have made all certifications required by, and would be able to make such certifications as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct; and Fox Inc. is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of The Over the Counter Bulletin Board.

7.	MAINTENANCE OF ASSETS
7.1	Until the Closing Date, Fox L.L.C. shall continue to maintain the Assets in a proper and prudent manner in accordance with generally accepted industry practices.
7.2

From the date hereof until the Closing Date, Fox L.L.C. shall not enter into any obligations or commitments out of the ordinary course of business with respect to the Assets, except as may be reasonably necessary to preserve the Assets or title to the Assets. Until the Closing Date, Fox L.L.C. shall not, without the prior written consent of Fox Inc., propose or initiate the exercise of any right or option relative to or arising as a result of the ownership of the Assets, propose or initiate any operations on the Lands which have not been commenced or committed to by Fox L.L.C. on the date hereof except that Fox L.L.C. may propose or initiate any operations on the Lands for, and may propose or initiate the exercise of any right or option relative to, the preservation of any of the Assets.

8.	CONDITIONS TO THE CLOSING
8.1

It is a condition precedent of the purchase and sale herein that any and all necessary regulatory or governmental approvals and consents required to permit the transaction to be completed shall have been obtained. Each of the parties covenants and agrees with the other to use all reasonable efforts to obtain any such approvals and consents.

8.2

It is a condition of the sale of Assets herein, for the benefit of Fox L.L.C., which may be waived at the discretion of Fox L.L.C., that the representations and warranties of Fox Inc. in this Agreement remain true at the Closing Date.

8.3

It is a condition to the purchase of Assets herein, for the benefit of Fox Inc., which may be waived by Fox Inc., that the representations and warranties of Fox L.L.C. in this Agreement remain true at the Closing Date.

9.	THIRD PARTY RIGHTS AND CONSENTS
9.1

If any of the Assets are subject to a preferential right of purchase or similar restrictions, or require the consent of any third party, which are in either case made effective by virtue of this Agreement, then Fox L.L.C. shall promptly serve all notices as are required under the preferential purchase or consent provisions. Fox Inc. shall forthwith supply to Fox L.L.C. the value placed by Fox Inc. for the purposes of this purchase on any of the Assets with respect to which Fox L.L.C. is required to give notice pursuant to this clause. Each such notice shall include a request for a waiver of any preferential or similar right to purchase any of the Assets and for the granting of any consent that may be required. Fox Inc. may not waive the existence or operation of any preferential or similar right to purchase any of the Assets. If the holder of any preferential or similar right to purchase any of the Assets exercises such right, or a third party required to give consent refuses to give such consent, then such right or refusal shall not be considered a defect of title and such Assets shall be excluded from the purchase and sale herein, and the purchase price to be paid by Fox Inc. to Fox L.L.C. pursuant to clause 3 hereof shall be reduced by an amount to be negotiated by the parties acting reasonably and without delay.

10.	PROJECTIONS
10.1

If there is included among the materials pertaining to the Assets delivered or made available by Fox L.L.C. to Fox Inc. pursuant to this Agreement, any evaluations, projections, reports, interpretative or non-factual materials prepared by or for or received by Fox L.L.C., then Fox Inc. hereby forever releases and discharges Fox L.L.C. from any claims and all liability to Fox Inc. or Fox Inc.’s assigns and successors as a result of the use or reliance upon such evaluations, projections, reports or interpretative or non-factual materials. With respect to all materials, Fox Inc. confirms that it is not relying upon any representations or warranties of Fox L.L.C. except as specifically set forth in sub-clause 5.1(g) of this Agreement. Without limiting the foregoing, Fox Inc. agrees that it shall rely solely on its own appraisal and estimates as to the quantum or value of the Assets and shall rely solely on its own geological and engineering interpretations and analyses related thereto.

11.	INDEMNITY
11.1

Fox L.L.C. shall continue to remain liable and shall indemnify Fox Inc. from and against any liability, loss, costs, claims or damages arising out of or pertaining to the Assets and accruing prior to the Closing Date, except any liability, loss, costs, claims or damages to the extent that they are reimbursed by insurance or caused by negligence of Fox Inc, its successors, agents or assigns. Notwithstanding any provision herein, the indemnity hereby granted by Fox L.L.C. to Fox Inc. shall expire two years after the Closing Date.

11.2	Fox Inc. shall indemnify Fox L.L.C. from and against any liability, loss, costs, claims or damages arising out of or pertaining to the Assets and accruing subsequent to the Closing Date.
11.3

Such indemnities shall be deemed to apply to, and shall not merge in, all assignments, transfers, conveyances, novations and other documents, including the General Conveyance: Assignment of Leases, conveying the Assets to Fox Inc. Each party shall have full right of substitution and subrogation in and to all covenants and warranties by others previously given or made in respect of the Assets or any part thereof.

12.	WAIVER
12.1

No waiver by any party of any breach of any of the terms, conditions, representations or warranties in this Agreement shall take effect or be binding upon that party unless the waiver is expressed in writing under the authority of that party and any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

13.	FURTHER ASSURANCES
13.1

At the Closing Date and thereafter as may be necessary, the parties shall execute, acknowledge and deliver such other instruments and take such other action as may be reasonably necessary to carry out their obligations under this Agreement.

14.	ASSIGNMENT
14.1

Prior to the Closing Date, neither party may assign its interest in or under this Agreement without the prior written consent of the other party hereto, except as may be required by Fox L.L.C. to comply with any preferential rights as described in clause 9 hereof.

15.	NOTICE
15.1

All notices required or permitted or with respect to this Agreement shall be in writing and shall be deemed to have been properly given and delivered when delivered personally or by courier, or when sent by registered mail (or by any other like method by which a written and recorded message may be sent), with all postage or charges fully prepaid, and addressed to the parties hereto, respectively, as follows:

To Fox Inc.:	64 Knightsbridge, London, UK
SW1X 7JF
Attention: Alexander Craven
Facsimile: +44 207 590 4631
To Fox L.L.C.:	1785 E. Sahara Avenue,
290 – 272, Las Vegas, NV 89104
Attention: Richard Bullock
Facsimile: 604-530-5301

Any notice so mailed shall be deemed to have been given to and received by the addressee four (4) days after the mailing thereof, Saturdays, Sundays and statutory holidays excepted, provided that neither party shall use such mails for the giving of notice during the term of any strike or disruption, or threatened strike or disruption of postal service.

Either party may change its address for the purpose hereof by directing a notice in writing of such change to the other party at its above address.

16.	GOVERNING LAW
16.1

This Agreement shall in all respects be subject to and be interpreted, construed and enforced in accordance with the laws in effect in the State of Nevada. Each party accepts the jurisdiction of the courts of the State of Nevada and all courts of appeal therefrom.

17.	ENTIRE AGREEMENT
17.1	This Agreement supercedes all previous agreements and states the entire agreement between the parties concerning the purchase and sale of the Assets.
17.2	This Agreement may be amended only by written instrument signed by FOX L.L.C. and Fox Inc..

18.	ENUREMENT
18.1	This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF the parties have executed this Agreement in accordance with their respective requirements therefor as of the date first above written.

FOX PETROLEUM INC.

Per:	/s/ Alexander Craven
Authorized Signatory

FOX PETROLEUM L.L.C.

Per:	/s/ Richard Bullock
Authorized Signatory

SCHEDULE "A"

This is Schedule “A” annexed to and forming part of the Lease Purchase and Sale Agreement between Fox Petroleum Inc. and Fox Petroleum L.L.C., dated the 29th day of May, 2007.

1.	Leases which are the subject of this Agreement are:

Lease No.	Lessor	Lessee (registered)	Lease Date	Expiration Date
ADL#390838	State of Alaska	Daniel K. Donkel and Samuel H. Cade	03/01/2006
ADL#390844	State of Alaska	Daniel K. Donkel and Samuel H. Cade	03/01/2006
ADL#390845	State of Alaska	Daniel K. Donkel and Samuel H. Cade	03/01/2006
ADL#390939	State of Alaska	Daniel K. Donkel and Samuel H. Cade	03/01/2006
ADL#390991	State of Alaska	Daniel K. Donkel and Samuel H. Cade	03/01/2006
ADL#390992	State of Alaska	Daniel K. Donkel and Samuel H. Cade	03/01/2006
ADL#391017	State of Alaska	Daniel K. Donkel and Samuel H. Cade	03/01/2006
ADL#391018	State of Alaska	Daniel K. Donkel and Samuel H. Cade	03/01/2006
ADL#391019	State of Alaska	Daniel K. Donkel and Samuel H. Cade	03/01/2006
ADL#391020	State of Alaska	Daniel K. Donkel and Samuel H. Cade	03/01/2006

ADL#391021	State of Alaska	Daniel K. Donkel and Samuel H. Cade	03/01/2006
ADL#391207	State of Alaska [to be assigned when state registration is complete]	Daniel K. Donkel and Samuel H. Cade	03/01/2006

SCHEDULE "B"

This is Schedule “B” annexed to and forming part of the Lease Purchase and Sale Agreement between Fox Petroleum Inc. and Fox Petroleum LLC, dated the 29th day of May, 2007

GENERAL CONVEYANCE:

-----------ASSIGNMENT OF LEASES----------

THIS ASSIGNMENT AGREEMENT (“Assignment”) made as of the _____ day of April, 2007.

BETWEEN:

FOX PETROLEUM INC., whose address is

64 Knightsbridge, London, UK SW1X 7JF

(hereinafter called “Fox Inc.”)

OF THE FIRST PART

AND:

FOX PETROLEUM L.L.C., whose address is

1785 E. Sahora Avenue, 290 – 272, Las Vegas, NV 89104

(hereinafter called “Fox L.L.C.”)

OF THE SECOND PART

WHEREAS:

A.

Fox L.L.C. is the holder of certain oil and gas rights in the Leases and the Lands set out and described in Schedule “A” of the Agreement governing the ability to explore and produce substances identified therein (the “Leased Substances”) which may be found within, on or under the Lands described in that Schedule “A”

B.	Fox L.L.C. has agreed, pursuant to the Agreement to assign and convey all of its interest in and to the Petroleum and Natural Gas Rights, the Leases, the Leased Substances and Lands to Fox Inc.;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the sum of $10.00 now paid by Fox Inc. to Fox L.L.C., the receipt of which is hereby acknowledged by Fox L.L.C., Fox L.L.C. has bargained, sold, assigned, transferred and conveyed and does bargain, sell, assign, transfer and convey to Fox Inc. all of its right, title, interest and property whatsoever into or arising out of the Petroleum and Natural Gas Rights, the Leases, the Leased Substances

and the Lands (all of which rights, titles, interests and properties are hereinafter called the “Subject Properties”). Fox Inc. shall be entitled to have and to hold the Subject Properties and each of them and every part thereof for the residue of the term of the Petroleum and Natural Gas Rights and Leases and any renewals or extensions thereof subject to the payment of the rents and royalties and the performance and observance of the covenants, conditions and stipulations in the Petroleum and Natural Gas Rights and Leases reserved and contained, and henceforth to be paid, performed and observed by Fox Inc..

IT IS FURTHER AGREED BETWEEN THE PARTIES AS FOLLOWS:

1.	AUTHORITY

Fox L.L.C. hereby covenants and agrees with Fox Inc. that Fox L.L.C. now has good right, full power and authority to enter into this Assignment for the purposes and in the manner described herein, subject only to obtaining the consent of the lessor of the Petroleum and Natural Gas Rights where specified in the Lease and to the consent of any other lawful government authority having jurisdiction.

2.	TITLE

Fox Inc. hereby covenants and agrees with Fox L.L.C. that nothing herein, express or implied, shall operate to have effect as any warranty or guarantee of title or covenant for title on the part of Fox L.L.C., except that Fox L.L.C. represents to Fox Inc. that the Subject Properties are not encumbered nor subject to any disposition created by Fox L.L.C. in any way, except by the terms and conditions of the Petroleum and Natural Gas Rights and Leases.

3.	ADJUSTMENTS

Fox L.L.C. and Fox Inc. agree that the effective date and time of this conveyance shall be 11:00 a.m. Central Standard Time on the Closing Date. Save and except for Lease rental or all similar payments, all outgoings, and all taxes, rates, levies, charges, assessments or other impositions properly rated, charged, assessed or imposed shall be discharged and paid by, and the income, profits, rents and other benefits from the Subject Properties shall belong to, Fox L.L.C. up to but not after the effective date and shall belong to Fox Inc. from and after this effective date. Any necessary adjustments or apportionments between Fox L.L.C. and Fox Inc. shall be performed for the purpose of carrying out this provision.

4.	ACCEPTANCE

Fox Inc. hereby accepts this conveyance and in consideration thereof, Fox Inc. hereby assumes and agrees to perform and be bound by all the terms and conditions of the Petroleum and Natural Gas Rights and Leases included in the Subject Properties, and the Agreement including this Assignment.

5.	NOTICES

All notices required or permitted hereunder or with respect to this Assignment shall be deemed to have been properly given and delivered when delivered personally or by courier or when sent by registered mail (or by any other like method by which a written and recorded message may be sent) with all postage or charges fully prepaid and addressed to the parties hereto, respectively as follows:

To Fox Inc.:	64 Knightsbridge, London, UK
SW1X 7JF

Attention: Alexander Craven
Facsimile: +44 207 590 4631
To Fox L.L.C.:	1785 E. Sahora Avenue
290 – 272, Las Vegas, NV
89104
Attention: Richard Bullock
Facsimile: _____________

Any notice so mailed shall be deemed to have been given to and received by the addressee four (4) days after the mailing thereof, Saturdays, Sundays and statutory holidays excepted, provided that neither party shall use such mails for the giving of notice during the term of any strike or disruption, or threatened strike or disruption of postal service.

Either party may change its address for the purposes hereof by directing a notice in writing of such change to the other party at its above address.

6.	FURTHER ASSURANCES

Fox L.L.C. and Fox Inc. will each from time to time, and at all times hereafter, at the request and cost of the other, do and perform all such acts and things, and execute all such assurances, deeds, documents and writings with respect to the Subject Properties as the other may reasonably require in order to carry out the purposes of this Assignment.

7.	LEASE PURCHASE AND SALE AGREEMENT

The terms hereof shall be read in conjunction with the terms of the Agreement and subject thereto. All defined terms in the Agreement are incorporated by reference into this Assignment. In the event of any conflict between the provisions of this Assignment and the Agreement, the Agreement shall prevail.

8.	ENUREMENT

This Assignment shall extend to and be binding upon the parties to this Assignment and their successors and assigns.

IN WITNESS WHEREOF the parties hereto have executed this Assignment in accordance with their respective requirements for execution as of the effective date.

FOX PETROLEUM INC.

Per:
Authorized Signatory

FOX PETROLEUM L.L.C.

Per:
Authorized Signatory

CW1129643.2